UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2005

NATIONAL RESIDENTIAL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27159	65-0439487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6915 Red Road, Suite #222, Coral Gables, Florida	33143

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 666-6565

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OF DISPOSITION OF ASSETS

On April 7, 2005, National Residential Properties, Inc. (the "Company") entered into an Agreement for Purchase and Sale (the "Bay Harbor Agreement") with Bay Harbor Island Associates, L.P. to sell lots 17 and 18, Block 9, Bay Harbor Island, PB 46/5, Miami-Dade County, Florida (the "Bay Harbor Property") for a purchase price of $1.4 million. The transaction was subject to a 30 day inspection and scheduled to close on August 5, 2005 (subject to the right of Bay Harbor Island Associates, L.P. to advance the closing date upon notice to the Company). The Bay Harbor Agreement contained representations, warranties and conditions customary for a transaction of this type. The Bay Harbor Agreement was filed as an exhibit to the Company's quarterly report on Form 10-QSB for the period ended March 31, 2005, filed with the Securities and Exchange Commission on May 16, 2005.

On August 3, 2005, the Company completed the sale of its Bay Harbor Property and transferred title to Bay Harbor Island Associates, L.P. in exchange for $1,297,183.38 in cash and the release of an aggregate of $140,000 which had been previously been placed in escrow. Net proceeds totaled $696,820.33 and the satisfaction of outstanding mortgages and other expenses totaled $734,489.67. The Company was also reimbursed $31,310 pursuant to the Bay Harbor Agreement. The purchase price for the Bay Harbor Property was determined through arms-length negotiations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RESIDENTIAL PROPERTIES, INC.

Date: August 9, 2005	By: /s/ RICHARD ASTROM

Richard Astrom

Chief Executive Officer